PROSPECTUS

                                    PHC, INC.

                            PIONEER BEHAVIORAL HEALTH

                    2,983,307 Shares of Class A Common Stock

     This prospectus covers the sale from time to time of shares of the company's class Class A common stock, by the selling security holders.

     The company will only receive proceeds if outstanding warrants are exercised. Such funds will be added to working capital. All other proceeds will be realized by the Selling Security Holders. The Company is obligated to pay all of the expenses incident to the prospectus estimated to be approximately $53,000.

     The class A common stock trades in the over-the-counter market and current prices are available on the Nasdaq SmallCap market under the symbol PIHC. On April 24, 2000, the closing bid price of the class A common stock was $l.8125.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 19, 2000

                                   OUR COMPANY

     Our Company is a national health care company, which provides psychiatric services primarily to individuals who have alcohol and drug dependency, related disorders and to individuals in the gaming and trucking industry. We operate substance abuse treatment facilities in Utah and Virginia, four outpatient psychiatric facilities in Michigan, two outpatient psychiatric facilities in Nevada and an inpatient psychiatric facility in Michigan. We also provide management and administrative services to psychotherapy and psychological practices in New York and operate a website, Behavioralhealthonline.com, which provides education, training and materials to behavioral health professionals.

     Our Company provides behavioral health services and products through inpatient and outpatient facilities and online to behavioral health professionals. Our substance abuse facilities provide specialized treatment services to patients who typically have poor recovery prognoses and who are prone to relapse. These services are offered in small specialty care facilities, which permit us to provide our clients with efficient and customized treatment without the significant costs associated with the management and operation of general acute care hospitals. We tailor these programs and services to "safety-sensitive" industries and concentrate our marketing efforts on the transportation, oil and gas exploration, heavy equipment, manufacturing, law enforcement, gaming and health services industries. Our psychiatric facility provides inpatient psychiatric care and intensive outpatient treatment, referred to as partial hospitalization, to children, adolescents and adults. Our outpatient mental health clinics provide services to employees of major employers, as well as to managed care, Medicare and Medicaid clients. The psychiatric services are offered in a larger, more traditional setting than PHC's substance abuse facilities, enabling PHC to take advantage of economies of scale to provide cost-effective treatment alternatives.

      The Company treats employees who have been referred for treatment as a result of compliance with Subchapter D of the Anti-Drug Abuse Act of 1988 (commonly known as the Drug Free Workplace Act), which requires employers who are Federal contractors or Federal grant recipients to establish drug-free awareness programs which, among other things, inform employees about available drug counseling; rehabilitation and employee assistance programs. We also provide treatment under the Department of Transportation implemented regulations, which broaden the coverage and scope of alcohol and drug testing for employees in "safety sensitive" positions in the transportation industry.

      The  Company   was   incorporated   in  1976  and  is  a   Massachusetts
corporation. Our corporate offices are located at 200 Lake Street, Suite 102, Peabody, MA 01960 and our telephone number is (978) 536-2777.

                                  THE OFFERING


Securities Outstanding as of March 31, 2000:

Class A common stock              7,005,404
Class B common stock                727,170
Class C common stock                      0
Preferred stock                           0

Securities Offered                  2,983,307 shares of class A common stock, of
                                    which 1,542,266 are outstanding, 250,000 are issuable on conversion of debt, and 1,191,041 are issuable on exercise of outstanding warrants.

NASDAQ Symbol                                PIHC

Proceeds to the Company             $2,298,352.20  Assuming the warrants are
                                    exercised, this amount will be added to our working capital. All other proceeds will be retained by the selling security holders.


                       Summary Consolidated Financial Data

                                   Nine Months Ended
                                      March 31,            Year Ended June 30,
                                2000          1999         1999         1998
                                ---------------------------------------------
Statements of Operations Data:
Revenue                       $14,851,592  $14,371,529  $19,139,496 $21,246,189
Operating expenses             14,738,446   14,605,109   19,691,234  24,346,787

Income (loss) from operations     113,146     (233,580)    (551,738) (3,100,598)

Other expense                    (129,356)    (597,834)    (742,914)   (839,706)
Provision for taxes                53,289       44,635       59,434     219,239

Loss from continuing
 operations                    $  (69,499)   $(876,049) $(1,354,086)$(4,159,543)

Loss from discontinued
 operations                            --           --           --  (2,220,296)

Net Loss                       $  (69,499)   $(876,049) $(1,354,086)$(6,379,839)

Dividends                        (589,514)     (92,356)    (142,110)   (207,060)

Loss applicable to common
 shares                        $ (659,013)   $(968,405) $(1,496,196)$(6,586,899)

Basic and diluted Loss per
 common share                  $    (0.10)   $   (0.16) $     (0.25)$     (1.26)

Basic and diluted weighted
 average shares outstanding     6,645,742    5,910,928    6,008,263   5,237,168

                                      As of
                                      March
                                     31,2000
                                   _____________

Balance Sheet Data:
Total assets                       $ 15,612,856
Working capital                      (2,553,482)
Long-term obligations                 2,040,479
Stockholders' equity                  3,280,164

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating whether to invest in the securities offered hereby.

OPERATING RISKS

     The concentration of accounts receivable due from government payors could create a severe cash flow problem should these agencies fail to make timely payment. We had substantial receivables from Medicaid and Medicare of approximately $150,000 at December 31, 1999 and $400,000 at June 30, 1999, which would create a cash flow problem should these agencies defer or fail to make reimbursement payments as due, which would require us to borrow at unfavorable rates.

     If managed care organizations delay approving treatment, or reduce the patient length of stay or number of visits or reimbursement, our company's ability to meet operating expenses is affected. As managed care organizations and insurance companies adopt policies that limit the length of stay for substance abuse treatment, our business is materially adversely affected since our revenues and cash flow go down and our fixed operating expenses continue. Reimbursement for substance abuse and psychiatric treatment from private insurers is largely dependent on our ability to substantiate the medical necessity of treatment. The process of substantiating a claim often takes up to four months and sometimes longer; as a result, we experience significant delays in the collection of amounts reimbursable by third-party payors, which adversely affects our working capital condition.

     As our accounts receivable age and become uncollectable our cash flow is negatively impacted. Our accounts receivable (net of allowance for bad debts) were $6,498,365 at September 30, 1999 compared with $6,938,227 at June 30, 1999 and $8,126,972 at June 30, 1998. As we expand, we will be required to seek payment from a larger number of payors and the amount of accounts receivable will likely increase. The overall decrease in current accounts receivable is due primarily to significant increases in reserves due to our more aggressive reserve policies established in June 1997. If the amount of receivables, which eventually become uncollectible, exceeds such reserves, we could be materially adversely affected. In addition, any decrease in our ability to collect our accounts receivable or any further delay in the collection of accounts receivable would have a material adverse effect on our results of operations. See the Consolidated Financial Statements and notes related thereto included herein or incorporated herein by reference.

     Due to the Company's current high debt to equity ratio and recent losses from operations, if the Company needs additional financing it may require borrowing at unfavorable rates. We are utilizing, to the maximum extent, our accounts receivable funding facilities, which bear interest at the prime rate plus 2.25%, to meet our current cash needs. Should we require additional funds to meet our cash flow requirements or to fund growth or new investments, we may be required to meet these needs with more costly financing. If we are unable to obtain needed financing, it could have a material adverse effect on our financial condition, operations and business prospects. See Consolidated Financial Statements and related notes included or incorporated into this prospectus by reference.

     The Company's reliance on contracts with key clients to maintain sufficient patient census would impact our ability to meet our fixed costs should one or more of these clients cancel contracts or be unable to pay for services rendered. We have entered into relationships with large employers, health care institutions and labor unions to provide treatment for psychiatric disorders, chemical dependency and substance abuse in conjunction with employer-sponsored employee assistance programs. The employees of such institutions may be referred to us for treatment, the cost of which is reimbursed on a per diem or per capita basis. Approximately 30% of our total revenue is derived from these key clients. No one of these large employers, health care institutions or labor unions individually accounts for 10% or more of our consolidated revenues, the loss of any of these key clients would require us to expend considerable effort to replace patient referrals and would result in revenue losses and attendant loss in income.

     Control of the healthcare industry exercised by federal, state and local regulatory agencies can increase costs, establish maximum reimbursement levels and limit expansion. Our Company and the health care industry are subject to rapid regulatory change with respect to licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, the addition of new services, compliance with physical plant safety and land use requirements, implementation of certain capital expenditures, reimbursement for services rendered and periodic government inspections. Governmental budgetary restrictions have resulted in limited reimbursement rates in the healthcare industry including our Company. As a result of these restrictions we cannot be certain that payments under government programs will remain at a level comparable to the present level or be sufficient to cover the costs allocable to such patients. In addition, many states, including the State of Michigan, are considering reductions in state Medicaid budgets.

     Insurance companies and managed care organizations are entering into sole source contracts with healthcare providers, which could limit our ability to obtain patients. Private insurers, managed care organizations and, to a lesser extent, Medicaid and Medicare, are beginning to carve-out specific services, including mental health and substance abuse services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. Continued growth in the use of carve-out systems could materially adversely affect our business to the extent we are not selected to participate in such smaller specialized networks or if the reimbursement rate is not adequate to cover the cost of providing the service.

     If we acquire new businesses or expand our businesses, the operating costs may be far greater than revenues for a significant period of time. The operating losses and negative cash flow associated with start-up operations or acquisitions could have a material adverse effect on our profitability and liquidity unless and until such facilities are fully integrated with our other operations and become self sufficient. Until such time we may be required to borrow at higher rates and less favorable terms.

     The limited number of healthcare professionals in the areas in which we operate may create staffing shortages. Our success depends, in large part, on our ability to attract and retain highly qualified personnel, particularly skilled health care personnel, which are in short supply. We face competition for such personnel from governmental agencies, health care providers and other companies and are constantly increasing our employee benefit programs, and related costs, to maintain required levels of skilled professionals. These increasing costs impact our profitability.

MANAGEMENT RISKS

     Bruce A. Shear is in control of the company since he is entitled to elect and replace a majority of the board of directors. Bruce A. Shear and his affiliates own and control 92.3% of the class B common stock which elects three of the five members of the board of directors. Bruce A. Shear can establish, maintain and control business policy and decisions by virtue of his control of the board of directors.

     Retention of key personnel with knowledge of key contracts and clients is essential to the success of the Company. PHC is highly dependent on the principal members of its management and professional staff, particularly Bruce
A. Shear, PHC's President and Chief Executive Officer, Robert H. Boswell, PHC's Senior Vice President and the other members of PHC's management and their continued relationship with key clients.

MARKET RISKS

     The Nasdaq Stock Market may delist the Company's stock from the Nasdaq exchange if the Company fails to meet listing requirements. The Nasdaq staff has notified us of its concern regarding the continued listing of our Common Stock on the Nasdaq SmallCap Market based on our failure to maintain a minimum bid price greater than $1.00 over thirty consecutive trading days as required. Nasdaq has also advised us that we are not in compliance with the required Net Tangible Assets for listing. We believe that we are now in compliance with the minimum bid price requirement since our bid price for Common Stock has closed higher than $1.00 for the past 15 trading days. We have discussed the net tangible asset requirement with the Nasdaq and believe that we will be in compliance with this requirement following the close of our current fiscal year. We are awaiting response from the Nasdaq as to whether it will grant us the time required to get into compliance with this requirement.

     Should the Company's securities be delisted from the Nasdaq Stock Market, stockholders may have difficulty selling the stock. If our Common Stock is delisted from Nasdaq, the Common Stock would be traded on the bulletin board. Cost of trading on the bulletin board can be more than the cost of trading on the SmallCap market and since there may be an absence of market makers on the bulletin board the price may be more volatile and it may be harder to sell the securities.

     If our common stock is not actively traded, the small number of transactions can result in significant swings in the market price, and it may be difficult for stockholders to dispose of stock in a timely way at a desirable market price or may result in purchasing of shares for a higher price.

     Our right to issue convertible preferred stock may adversely affect the rights of the common stock. Our Board of Directors has the right to establish the preferences for and issue up to 1,000,000 shares of preferred stock without further stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the market price of and the ability to sell common stock.

                              AVAILABLE INFORMATION

     The Company filed a registration statement with the Securities and Exchange Commission covering the securities offered. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. For further information with respect to the Company and the securities being offered, see the registration statement, and related exhibits and schedules. Copies of these documents are available for review at the public reference facilities maintained at the principal office of the Commission at 450 Fifth Street, N. W., Room 1024, Washington D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Copies of such materials are available upon written request from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information about PHC that is filed electronically at http:\\WWW.SEC.GOV. Reference is made to the copies of any contracts or other documents filed as exhibits to the registration statement.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     A copy of our Annual Report on Form 10-KSB for the year ended June 30, 1999, as filed with the Commission, is available upon request, without charge, by writing to PHC, Inc., 200 Lake Street, Suite 102, Peabody, Massachusetts 01960, Attention: Bruce A. Shear.

     We furnish our stockholders and warrant holders with annual reports containing audited financial statements and such other periodic reports as we may from time to time deem appropriate or as may be required by law.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference and made a part of this prospectus are the following: (1) our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 filed with the Commission on October 13, 1999 as amended on October 20, 1999 and November 29, 1999; (2) our Proxy Statement filed with the Commission on November 18, 1999; (3) our Quarterly Report on Form 10-QSB for the quarters ended September 30, 1999 filed with the Commission on November 15, 1999, December 31, 1999 filed with the Commission on February 14, 2000 as amended on May 3, 2000 and May 9, 2000 and March 31, 2000 filed with the Commission on May 12, 2000 as amended on June 1, 2000; and (4) the description of the Class A Common Stock, which is registered under Section 12 of the Exchange Act, contained in the Company's Registration Statement on Form 8-A dated December 17, 1993, and the amendment thereto on Form 8-A/A dated March 2, 1994. All documents subsequently filed by the Company with the Commission, as required by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering, will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes to the financial statements) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding statement.

     The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein. Requests for such information should be directed to: PHC, Inc., 200 Lake Street, Suite 102, Peabody, Massachusetts 01960, Attention: Bruce A. Shear.

                            SELLING SECURITY HOLDERS

     The selling security holders consist of several groups of investors who acquired Preferred Stock or Debentures convertible into Class A Common Stock or warrants entitling the holder to purchase shares of Class A Common Stock from the Company. The Preferred Stock or Debenture holders also acquired warrants to purchase shares of Class A Common Stock.

     The following table identifies the investors who acquired Preferred Stock or Debentures, which are convertible into Common Stock and those individuals who acquired warrants entitling the holder to purchase shares of Class A Common Stock. All Shares of Class A Common Stock issuable on conversion of the
Preferred Stock or Debentures or on the exercise of the warrants may be sold from time to time by the selling security holders in the over the counter market. The information contained in the following table indicates beneficial ownership based on the Company's records and on information provided by our transfer agent as of January 31, 2000. None of the selling security holders is an affiliate of our Company.

     Our Company will receive an aggregate of $2,298,352.20 if the holders of all of the warrants exercise the warrants and purchase shares of Class A Common Stock. The average exercise price is $1.93. The selling security holders will retain all other proceeds from the sale of the shares being registered.

     None of the selling security holders beneficially own greater than 5% of the outstanding Class A Common Stock except ProFutures Special Equities Fund, LP, which owns 11.5% and Augustine Fund LP which owns 5.3%.

                      Shares of Class A
                        Common Stock                                  Number of
                        Beneficially                                  Shares of
 Name, Address and    Owned or Issuable                                Class A
 primary contact of   on Conversion of                                 Common
  Selling Security       Outstanding                                    Stock
       Holder            Convertible        Warrants to Purchase       Offered
                      Securities Before   shares of Class A Common
                        the Offering                Stock
                        Exclusive of
                          Warrants
_______________________________________________________________________________
                                                  Exercise Expiration
                                         Number    Price     Date
Holders of Convertible Preferred Stock
       and Convertible Debentures

ProFutures Special              459,960   50,000    $2.75  6/04/2000    625,482
Equities Fund, LP                         86,207    $2.90  9/19/2002
John Gray                                  3,000    $2.90  3/10/2003
11612 Bee Cave RD                         26,315    $2.31  3/16/2001
Austin, TX  78734

Augustine Fund LP               309,298   10,525    $2.31  3/16/2001    319,823
Tom Duszynski
141 W. Jackson Blvd.
Suite 2181
Chicago, IL  60604

John F. Mauldin                 179,047    5,260    $2.31  3/16/2001    184,307
1000 Ballpark in
Arlington
Suite 216
Arlington, TX  76011

Gary D. Halbert                 253,402    7,890    $2.31  3/16/2001    261,292
11612 Bee Cave RD
Suite 100
Austin, TX  78734

Dean and Company                250,000   26,960    $1.00  12/31/2004   276,960
Gerald Heine
10950 N. Cedarburg RD
56 West
Mequon, WI  53092

Yakov Burstein                  104,020      -0-      -0-       -0-     104,020
184-63 Aberdeen Road
Jamaica, NY  11432

Irwin Mansdorf                  236,539      -0-      -0-       -0-     236,539
3 Nachshon Street
Raanana, Israel

                      Shares of Class A
                        Common Stock
                     Beneficially Owned
                       or Issuable on
 Name, Address and     Conversion of                                  Number of
primary contact of      Outstanding                                   Shares of
 Selling Security       Convertible         Warrants to Purchase       Class A
      Holder         Securities Before    shares of Class A Common     Common
                        the Offering                Stock               Stock
                        Exclusive of                                   Offered
                          Warrants
_______________________________________________________________________________
                                                 Exercise  Expiration
                                         Number   Price      Date
Warrant Holders

George Gordon               -0-          64,705     $1.00  12/31/2003   190,149
1613 Tiffany Ave                         11,677     $2.00  12/31/2003
Racine WI  53402                         17,045     $1.50  12/31/2003
                                         10,786     $1.00  12/01/2003
                                         10,784     $1.00  01/01/2004
                                         10,784     $1.00  02/01/2004
                                         10,747     $1.00  03/11/2004
                                         10,747     $1.00  04/01/2004
                                         10,747     $1.00  05/01/2004
                                         10,709     $1.00  06/01/2004
                                         10,709     $1.00  07/01/2004
                                         10,709     $1.00  08/01/2004


Heller Financial, fka       -0-          62,467     $2.38  03/10/2003   146,298
Healthcare Financial                     61,032     $1.81  07/10/2003
Partners, Inc.                           22,799     $1.50  07/10/2003
Debra VanAlstyne
4th Floor
2 Wisconsin Circle, #320
Chevy Chase, MD  20815

National Securities         -0-          42,457     $1.45  01/15/2004   168,209
Corp.                                    42,104     $1.45  04/05/2004
Steven Rothstein                         41,824     $1.45  07/05/2004
875 N. Michigan Ave.                     41,824     $1.45  10/05/2004
Suite 1560
Chicago, IL  60611

Barrow Street               -0-           4,166     $3.50  02/18/2002     7,465
John Attaliente                           3,299     $1.20  02/23/2004
130 Barrow ST, #313
New York, NY  10014

Barrie Atkin                -0-           5,373     $1.00   4/21/2004     5,373
255 Bishops Forest
Drive
Waltham, MA  02452

                     Shares of Class A
                       Common Stock
                       Beneficially                                   Number of
 Name, Address and   Owned or Issuable                                Shares of
primary contact of   on Conversion of                                  Class A
 Selling Security       Outstanding                                    Common
      Holder            Convertible     Warrants to Purchase shares     Stock
                     Securities Before    of Class A Common Stock      Offered
                       the Offering
                       Exclusive of
                         Warrants
_______________________________________________________________________________
                                                  Exercise Expiration
                                         Number    Price     Date


Howard J. Shaffer          -0-             5,356    $1.00  5/18/2004      5,356
27 Algonquin AVE
Andover, MA  01810

Jim Hippler                -0-             5,373    $1.00  4/21/2004      5,373
c/o Boyd Gaming
2950 Industrial RD
Las Vegas, NV  89109-1150

Lisa Waumbley              -0-             1,071    $1.00  5/18/2004      1,071
c/o Boyd Gaming
2950 Industrial RD
Las Vegas, NV  89109-1150

Alpine Capital             -0-            25,000    $2.00  10/07/2001    25,000
Partners, Inc.
Evan Bines
599 Lexington Ave
22nd Floor
New York, NY  10022

Brean Murray & Co.         -0-           108,354    $2.50  5/31/2002    108,354
Steve Margulies
570 Lexington Ave
New York, NY  10022

Joan Finsilver             -0-            72,236    $2.50  5/31/2002     72,236
Brean Murray & Co.
570 Lexington AVE
New York, NY 10022

                     Shares of Class A
                       Common Stock
                       Beneficially
                     Owned or Issuable
                     on Conversion of                                 Number of
 Name, Address and      Outstanding                                   Shares of
primary contact of      Convertible                                    Class A
 Selling Security    Securities Before  Warrants to Purchase shares    Common
      Holder           the Offering       of Class A Common Stock       Stock
                       Exclusive of                                    Offered
                         Warrants
_______________________________________________________________________________
                                                  Exercise Expiration
                                         Number    Price     Date

CCRI                       -0-            80,000    $2.62  3/03/2002     80,000
Malcom McGuire
3104 E. Camelback RD
#539
Phoenix, AZ  85016

Infinity Investors         -0-            90,000    $2.00  3/31/2002     90,000
c/o Clark K. Hunt
Hunt & Wissman
1601 Elm St, Ste 4000
Dallas, TX  75201

Summit Capital             -0-            60,000    $2.00  3/31/2002     60,000
c/o Unity Hunt, Inc.
Shawn T. Wells
1601 Elm St, Ste 4000
Dallas, TX  75201

Delta Systems              -0-            10,000    $1.50  3/31/2004     10,000
Peter Drakos
1200 Salem St. 182
Lynnfield, MA  01940

     In May 1997 the Company issued Series A Convertible Preferred Stock to ProFutures Special Equity Fund, LP with an aggregate value of $1,000,000. ProFutures also acquired warrants to purchase 50,000 shares of Class A Common Stock. The Shares of Series A Convertible Preferred Stock were converted into 475,945 shares of Class A Common Stock.

     In October 1997 the Company issued units consisting of 172,414 shares of Class A Common Stock and warrants to purchase 86,207 shares of Class A Common Stock to ProFutures Special Equity Fund, LP in a private placement. Also in connection with this transaction, the Company issued warrants to purchase 3,000 shares of Class A Common Stock in March 1998.

     In March 1998 the Company issued a total of 950 shares of Series B convertible Preferred Stock as follows: 200 shares to Augustine Fund; 500 shares to ProFutures; 150 shares to G. Halbert and 100 shares to J. Mauldin. At the same time the Purchasers of the Preferred Stock also acquired 49,990 warrants to purchase Class A Common Stock. This Preferred Stock was convertible into Class A Common Stock at a conversion price that was 80% of the average closing bid price five days prior to the conversion date. The Company was obligated to issue the Selling Security Holder a promissory Note for the difference between $2.00 (the "Minimum Conversion Price") and the market price of Class A Common Stock (the "Price Guarantee"). In a subsequent agreement the price guarantee was later revised to allow the Company to issue Class A Common Stock in lieu of the promissory note. As of this date all outstanding Series B Preferred Stock have been converted.

     In December 1998 the Company issued to Dean and Company $500,000 in 12% Convertible Debentures, which are convertible into 250,000 shares of Class A Common Stock at a price of $2.00 per share. In connection with this financing the Company also issued 26,960 warrants to purchase shares of Class A Common Stock. The Company also issued warrants to purchase 190,149 shares of Class A Common Stock as a finders fee to George Gordon for introducing Dean and Company to the Company.

     In October 1996 the Company entered into an Agreement and Plan of Merger with Irwin Mansdorf and Yakov Burstein the then owners of Behavioral Stress Centers, Inc. which called for the issuance of Class A Common Stock to the former owners as part of the purchase price. The Company issued an aggregate of 564,396 shares of Class A Common Stock to Irwin Mansdorf and 170,422 shares of Class A Common Stock to Yakov Burstein in connection with these agreements. The number of shares also include 236,539 shares to Irwin Mansdorf and 67,558 shares to Yakov Burstein in connection with a share price guarantee.

     On March 10, 1998 the Company borrowed $350,000 from Heller Financial fka Healthcare Financial Partners, Inc. bearing interest at the Prime rate plus 3 1/2% and maturing on July 10, 1998. In conjunction with this financing the Company issued warrants to purchase 62,467 shares of Class A Common Stock. On July 10, 1998 the Company signed an extension on this Note to extend the maturity date to November 10, 1998. In conjunction with this extension the Company issued warrants to purchase an additional 61,032 shares of Class A Common Stock. Also in connection to this extension, as a form of price protection for the initial 62,467 warrants issued the Company issued an additional 22,799 warrants to purchase Class A Common Stock. This Note has been repaid.

     During 1999 the Company issued warrants to purchase an aggregate of 168,209 shares of Class A Common Stock to National Securities Corp. as payment for Investment Banker Services.

     In June 1997 the Company issued warrants to purchase 180,590 shares of Class A Common Stock to Brean Murray & Co. as payment for Investment Banker Services, of which 72,236 were transferred to Joan Finsilver, a principle of Brean Murray & Co.

     In February 1997 the Company issued warrants to purchase 4,166 shares of Class A Common Stock to Barrow Street Research and in February 1999 the Company issued warrants to purchase an additional 3,299 shares of Class A Common Stock to Barrow Street Research. All of these warrants were issued in payment of investor relations services.

     In March 1997 the Company issued 160,000 warrants to purchase Class A Common Stock to CCRI for investor relation services as of this date only 80,000 warrants remain exercisable.

     In April 1999 the Company issued warrants to purchase 5,373 shares of Class A Common Stock to Barrie Atkin and in May 1999 the Company issued warrants to purchase 5,356 shares of Class A Common Stock to Howard J. Shaffer. These warrants were issued in payment of website development services.

     In April 1999 the Company issued warrants to purchase 5,373 shares of Class A Common Stock to Jim Hippler and in May 1999 the Company issued warrants to purchase 1,071 shares of Class A Common Stock to Lisa Waumbley. These warrants were issued in payment of management consultant services.

     In November 1996 the Company issued $3,125,000 in Convertible Debentures, $1,875,000 to Infinity Investors, which was converted into 799,079 shares of Class A Common Stock, and $1,250,000 to Seacrest Capital which was converted into 532,617 shares of Class A Common Stock. Also in connection with this transaction, Infinity Investors received warrants to purchase 90,000 shares of Class A Common Stock and Seacrest Capital received warrants to purchase 60,000 shares of Class A Common Stock, which were subsequently transferred to Summit Capital. The Company issued 25,000 warrants to purchase shares of Class A common Stock to Alpine Capital Partners for services rendered in connection with this transaction.

     In March 2000 the company issued warrants to purchase 10,000 shares of Class A Common Stock to Delta Systems and Solutions in payment of computer technology consulting services relating to Behavioral Health Online, Inc.

                              PLAN OF DISTRIBUTION

     The Class A Common Stock offered hereby may be sold from time to time in the over the counter market through underwriters, dealers, brokers or other agents. PHC will receive $2,298,352.20 if the warrants to purchase 1,191,041 shares being registered are exercised; however, PHC will receive no proceeds from the sale of the additional 1,792,266 shares of Class A Common Stock included in this registration statement.

     The Class A Common Stock offered may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Selling Security Holder will determine the selling price at the time of the transaction or by an agreement with its underwriters, dealers, brokers or other agents.

     Any underwriters, dealers, brokers or other agent to or through whom Class A common stock offered hereby is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Security Holder and/or purchasers of Class A common stock for whom they may act as agent or to whom they may sell as principal, or both (which compensation to a particular underwriter, broker, dealer or other agent might be in excess of customary commissions). In addition, a Selling Security Holder and any such underwriters, dealers, brokers or other agents may be deemed to be underwriters under the Securities Act, and any profits on the sale of Class A common stock by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or other agent in connection with the sale of the Class A common stock will be selected by a Selling Security Holder and may have other business relationships with PHC and its subsidiaries or affiliates in the ordinary course of business. PHC cannot presently estimate the amount of any such discounts, commissions or concessions. PHC knows of no existing arrangements between the selling security holders and any underwriter, dealer, broker or other agent.

                                  LEGAL MATTERS

     Arent Fox Kintner Plotkin & Kahn, Washington, DC have passed upon the validity of the securities offered hereby for PHC.

                                     EXPERTS

     The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP., independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

No dealer,  salesman or any other  person
has   been   authorized   to   give   any
information     or    to     make     any
representations    other    than    those
contained    in   this   prospectus    in              PHC, INC.
connection   with   the   offering   made
hereby,  and,  if  given  or  made,  such       PIONEER BEHAVIORAL HEALTH
information or  representations  must not
be relied upon as having been  authorized
by  PHC.   This   Prospectus   does   not
constitute   an   offer   to  sell  or  a        2,983,307 Shares of Class A
solicitation  of an offer to buy,  by any              Common Stock
person  in any  jurisdiction  in which it
is unlawful  for such person to make such
offer  or   solicitation.   Neither   the
delivery  of  this   prospectus  nor any
offer,   solicitation   or    sale   made
hereunder  shall under any  circumstances
create   any    implication    that   the
information herein contained is correct as of any time subsequent to the date of the prospectus.

            TABLE OF CONTENTS
                                    Page
Prospectus Summary                      3
Risk Factors
   Operating Risks:                   6-7
      Delay in government payments      6
      Managed care rates                6
      Collectability of Accounts
        Receivable                      6
      Lack of access to capital         6
      Reliance on key clients           7
      Rapid regulatory change           7
      Negative cash flow                7
      Sole source contracts             7
      Acquisition and expansion         7
      Staffing shortages                7
   Management Risks:                    8
     Control of PHC by Bruce A.
       Shear                            8
     Retaining key personnel            8
   Market Risks:                        8
     Nasdaq delisting                   8
     Common Stock liquidity             8
     Low trading volume                 8
     Issuance of Preferred Stock        8
Available Information                   9
Incorporation of Documents by
  reference                            10
Selling security holders            11-15
Plan of Distribution                   16
Legal Matters                          17
Experts                                17
                                                        PROSPECTUS
                                                        June 19, 2000